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VITACOST.COM, INC. ANNOUNCES RETIREMENT OF CO-FOUNDER, WAYNE GORSEK

BOCA RATON, Fla., December 7, 2009 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today announced Wayne F. Gorsek, Co-Founder and Chief Operations Architect, has notified the Company that he is retiring effective immediately to pursue personal interests.

Ira Kerker, Vitacost.com’s Chief Executive Officer, commented, “We want to thank Wayne for his contributions to Vitacost.com and his efforts in our historical growth and success.  We wish him well in his much deserved retirement.”

Mr. Gorsek served as Chief Executive Officer until he resigned in January 2007.  Between January 2007 and July 2008, Mr. Gorsek served as a consultant to the Company and in July 2008 he was appointed to a non-executive position of Chief Operations Architect.  In June 2009, his board-approved responsibilities were limited and no longer included the exercise of policy-making authority.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection supported by current scientific and medical research at the best value, while providing superior customer service and timely and accurate delivery.